Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEASLEY BROADCAST GROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Beasley Broadcast Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following new Section 4.4 immediately following existing Section 4.3 thereof, and the current Section 4.4 will become new Section 4.5:

“Section 4.4 Authorized Stock. As of the effectiveness of the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), the shares of Class A Common and Class B Common, issued and outstanding immediately prior to the Reclassification Effective Time or held in the treasury of the Corporation immediately prior to the Reclassification Effective Time shall be automatically reclassified as and combined into a smaller number of shares such that each five (5) to twenty (20) shares of the Corporation’s Class A Common and Class B Common issued and outstanding or held by the Corporation as treasury stock, shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Class A Common and Class B Common, respectively (the “Reverse Stock Split”). The number of shares that shall be reclassified and combined within the five (5) to twenty (20) range pursuant to the Reverse Stock Split shall be determined by the Board of Directors prior to the Reclassification Effective Time and publicly announced by the Corporation. No fractional shares shall be issued in connection with the Reverse Stock Split. If any holder would otherwise be entitled to a fractional share of Class A Common or Class B Common (after aggregating all fractional shares such holder would otherwise be entitled to receive), then such holder shall be entitled to receive cash (without interest) for such holder’s fractional share equal to the product of the closing sales price of the Class A Common as reported on the Nasdaq Capital Market on the date on which the Reclassification Effective Time occurs multiplied by the number of shares of pre-split Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share. Each holder of record of a certificate or certificates representing one or more shares of Class A Common or Class B Common issued and outstanding immediately prior to the Reclassification Effective Time shall be entitled to receive as soon as practicable following the Reclassification Effective Time, upon surrender of such certificate, a certificate or certificates representing the whole number of shares of Class A Common or Class B Common to which such holder shall be entitled pursuant to the Reverse Stock Split as well cash in lieu of any fractional shares otherwise issuable to such holder in connection therewith. Any certificate representing one or more shares of Class A Common or Class B Common outstanding immediately prior to the Reclassification Effective Time not so surrendered shall, from and after the Reclassification Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent that number of whole shares of Class A Common or Class B Common to which they have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of any fractional shares otherwise issuable pursuant to the Reverse Stock Split).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, with the stockholders acting by consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment, and the amendment contemplated hereby, shall be effective on September 23, 2024 at 11:59 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, said Beasley Broadcast Group, Inc. has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer on this 17 day of September, 2024.

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer